STATE OF DELAWARE
                                                              SECRETARY OF STATE
                                                        DIVISION OF CORPORATIONS
                                                       FILED 09:01 AM 02/23/1998
                                                             981071957 - 2778361

                                STATE OF DELAWARE

                         CERTIFICATE OF AMENDMENT TO THE
                         CERTIFICATE OF INCORPORATION OF

                              TREN PROPERTY CORP.

         Pursuant to the provisions of Section 242 of the Delaware General Corporation Law, the undersigned corporation adopts the following Certificate of Amendment to its Certificate of Incorporation:

         1. The name of the corporation is:

                    TREN PROPERTY CORP.

         2. On January 23, 1998, a majority of the stockholders of the corporation, by written consent pursuant to Section 228 of the Delaware General Corporation Law, adopted on January 23, 1998 the following amendments to the Articles of Incorporation:

A. The amendment of Article FIRST, to read as follows:

          FIRST: The name of the corporation is Gemma Global, Inc.


B. The amendment of Article FOURTH, to read as follows:

          FOURTH: The aggregate number of shares which the corporation shall have authority to issue is Twenty-two Million (22,000,000) shares, each having a par value of one-tenth of a cent ($.001) per share, divided into:


                           2,000,000 preferred Shares

                                       and

                            20,000,000 Common Shares

          A statement of the preferences, privileges, and restrictions granted to or imposed upon the respective classes of shares or the holders thereof is as follows:

          A. Common Shares. The terms of the 20,000,000 Common Shares of the corporation shall be as follows:

               (1) Dividends. Whenever cash dividends upon the Preferred Shares of all series thereof at the time outstanding, to the extent of the preference to which such shares are entitled, shall have been paid in full


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               for all past dividend periods, or declared and set apart for payment, such dividends, payable in cash, stock, or otherwise, as may be determined by the Board of Directors, may be declared by the Board of Directors and paid from time to time to the holders of the Common Shares out of the remaining net profits or surplus of the corporation.
               (2) Liquidation. In the event of any liquidation, dissolution, or winding up of the affairs of the corporation, whether voluntary or involuntary, all assets and funds of the corporation remaining after the payment to the holders of the Preferred Shares of all series thereof of the full amounts to which they shall be entitled as hereinafter provided, shall be divided and distributed among the holders of the Common shares according to their respective shares.
               (3) Voting rights. Each holder of a Common Share shall have one vote in respect of each share of such stock held by him. There shall not be cumulative voting.

     B. Preferred Shares. Prior to the issuance of any of the Preferred Shares, the Board of Directors shall determine the number of Preferred Shares to then be issued from the Two Million (2,000,000) shares authorized, and such shares shall constitute a series of the Preferred Shares. such series shall have such preferences, limitations, and relative rights as the Board of Directors shall determine and such series shall be given a distinguishing designation. Each share of a series shall have preferences, limitations, and relative rights identical with those of all other shares of the same series. Except to the extent otherwise provided in the Board of Directors' determination of a series, the shares of such series shall have preferences, limitations, and relative rights identical with all other series of the Preferred Shares. Preferred Shares may have dividend or liquidation rights which are prior (superior or senior) to the dividend and liquidation rights and preferences of the Class B Preferred Shares. Also, any series of the Preferred Shares may have voting rights.

     C. The addition of a new Article EIGHTH, to read as follows:


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EIGHTH: The following indemnification provisions shall be deemed to be contractual in nature and not subject to retroactive removal or reduction by further amendment.

          (a) This corporation shall indemnify any director who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether .civil or criminal, judicial, administrative or investigative, by reason of the fact that he/she is or was serving at the request of this corporation as a director or officer or member of another corporation, partnership joint venture; trust, or other enterprise, against expenses (including attorneys o fees), judgments, fines, and amounts paid in settlement, actually and reasonably incurred by him/her in connection with such action, suit or proceeding, including any appeal thereof, if he/she acted in good faith or in a manner he/she reasonably believed to be in, or not opposed to, the best interests of this corporation, and with respect to any criminal action or proceeding, if he/she had no reasonable cause to believe his/her conduct was unlawful. However, with respect to any action by or in the right of this corporation to procure a judgment in its favor, no indemnification shall be made in respect of any claim, issue, or matter as to which such person is adjudged liable for negligence or misconduct in the performance of his/her duty to the corporation unless, and only to the extent that, the court in which such action or suit was brought determines, on application, that despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity in view of all the circumstances of the case. Termination of any action, suit or proceeding by judgment, order, settlement, conviction, or in a plea of nolo contenders or its equivalent, shall not, of itself, create a presumption that the party did not meet the applicable standard of conduct. Indemnification hereunder may be paid by the corporation in advance of the final disposition of any action, suit or proceeding, on a preliminary determination that the director, officer, employee or agent met the applicable standard of conduct.


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          (b) The corporation shall also indemnify any director or officer who has been successful on the merits or otherwise, in defense of any action, suit, or proceeding, or in defense of any claim, issue, or matter therein, against all expenses, including attorneys' fees, actually and reasonably incurred by him/her in connection therewith, without the necessity of an independent determination that such director or officer met any appropriate standard of conduct.

          (c) The indemnification provided for herein shall continue as to any person who has ceased to be a director or officer, and shall inure to the benefit of the heirs, executors, and administrators of such persons.

          (d) In addition to the indemnification provided for herein, the corporation shall have power to make any other or further indemnification, except an indemnification against gross negligence or willful misconduct, under any resolution or agreement duly adopted by the Board of Directors, or duly authorized by a majority of the shareholders.

     IN WITNESS WHEREOF, the undersigned, for the purpose of amending the certificate of Incorporation of Tren Property Corp. pursuant to the Delaware General Corporation Law, have hereunto duly executed this Certificate of Amendment to the Certificate of Incorporation to be filed in the office of the Secretary of the State of Delaware for the purposes therein set forth this 23rd day of January, 1998.

                                                     TREN PROPERTY CORP.

    ATTEST:

                                               By: /s/ Edward E. Litwak
                                                   -----------------------------
                                                   Edward E. Litwak, President

/s/ Edward Litwak
-----------------
    Secretary
       Edward Litwak


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